Exhibit 10.9

February 8, 2021

Jay Bloom

GX Acquisition Corp. II

1325 Avenue of the Americas, 25th Floor

New York, NY 10019

Dear Jay:

This letter agreement (the “Agreement”) confirms the terms and conditions of the engagement of BTIG, LLC (“BTIG”) by GX Acquisition Corp II (the “Client”) to provide strategic and capital markets advisory services as set forth in more detail below (the “Services”). BTIG is a Delaware limited liability company and a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (“FINRA”).

1.	Appointment and Acceptance; Duties; Term

a.	The Client hereby engages BTIG to act on a non-exclusive basis as its capital markets advisor with respect to strategic and capital markets matters and BTIG accepts such engagement, subject to the terms and conditions of this Agreement.

b.	For the avoidance of doubt, BTIG’s strategic and capital markets advisory services will include, but not necessarily be limited to:

i.	Advising on timing, sizing and structuring considerations in connection with the Client’s potential Business Combination (as defined below);
ii.	Advising on investor target lists for de-SPACing purposes;
iii.	Advising senior management of the Client on presentations to be used in meetings with potential investors;
iv.	Assisting the Client, as requested, on presentations to be used in roadshow and other meetings; and
v.	Providing other such capital markets advisory and related services.

For the avoidance of doubt, the above services to be provided by BTIG shall not include activities involving any offering or the solicitation or distribution of any securities in connection with the Client’s initial public offering.

2.  Fees: As compensation to BTIG for its Services, Client hereby agrees to pay to BTIG an advisory fee in the amount of two million dollars ($2,000,000). Such payment shall be paid by the Client immediately upon the consummation by the Client of any acquisition in any form or manner of another entity at any time (a “Business Combination”). If a Business Combination is not consummated, BTIG will not be entitled to the fee.

3. Expenses

Within fifteen (15) days following Client’s receipt of BTIG’s written request, Client shall reimburse BTIG for all of BTIG’s reasonable out-of-pocket costs and expenses incurred in connection with its activities hereunder, including, without limitation, legal, travel, travel related, phone, mailings, delivery and courier expenses, and copying and printing charges, provided, however, that such expenses shall not exceed $20,000.00 in the aggregate without the prior written approval of the Client.

600 Montgomery Street, 6th Floor, San Francisco, CA 94111 | Main: 415-248-2200 | www.btig.com | Member FINRA SIPC A 94111

4. Representations and Warranties

Each party represents and warrants that it has full right, authority and power to enter into this Agreement and to carry out the Services contemplated hereby and thereby, and its execution and delivery of this Agreement and its performance of the Services contemplated hereby will not, to such party’s knowledge, violate any laws of any jurisdiction applicable to such party or, to such party’s knowledge, require it to obtain any approval, consent or waiver of, or make any filing with, any person (governmental or otherwise), that it has not already obtained or made.

5. Indemnification

Client agrees to indemnify and hold harmless BTIG and its affiliates, the respective directors, officers, partners, members, agents and employees of BTIG and its affiliates, and each other person or entity, if any, controlling BTIG or any of its affiliates (collectively, “Indemnified Persons”) from and against, and Client agrees that no Indemnified Person shall have any liability to Client (or the shareholders, parents, partners, affiliates, security holders or creditors of Client) for, any losses, claims, damages or liabilities, including reasonable attorney’s fees and disbursements (collectively, “Losses”) which arise out of or in connection with this Agreement or BTIG's performance thereof, except that this Section 5 shall not apply to the extent that any Losses are determined by final judgment of a court of competent jurisdiction to have resulted primarily from the fraud or willful misconduct of BTIG.

6. Term of Engagement

a.	This Agreement shall remain in effect from the date accepted by the Client as set forth in this signature line below (the “Effective Date”) until the payment of BTIG’s fee after the consummation of a Business Combination (the “Term”).

b.	BTIG may terminate this Agreement at any time for any reason or no reason; provided, however, that if BTIG terminates this Agreement before the end of the Term it will not be entitled to the fee as set forth in Section 2 above.

c.	This is a non-exclusive arrangement and nothing in this Agreement will prohibit the Client from hiring any other party for the same, similar or any other services.

d.	The provisions of Sections 2, 3, 5, 7, 8, 9, 10, 12 and this Section 6 will survive termination of this Agreement.

7. Arbitration

In the event of any dispute or controversy arising out of or in connection with this Agreement, or any alleged breach hereof, the matter shall be submitted to binding arbitration in the State of New York under the arbitration rules of FINRA. The decision of the arbitrator will be final and binding upon the parties, and the judgment of a court of competent jurisdiction may be entered thereon. Legal fees, fees of the arbitrator and the cost of arbitration shall be borne as determined by the arbitrator.

8. Confidentiality

Except as otherwise provided herein, the parties hereto shall keep the terms of this Agreement confidential, unless otherwise required to disclose such information in accordance with applicable law, rule or regulation.

9. Waiver Against Trust.

BTIG understands that, as described in the final prospectus of GX Acquisition Corp. II (“GX II”), dated as of [ ], 2021 and filed with the SEC (File No. 333-[ ]) on [ ], 2021 (the “Prospectus”), GX II has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including without limitation interest accrued from time to time thereon) for the benefit of GX II’s public stockholders (including without limitation overallotment shares acquired by the underwriters, the “Public Stockholders”), and that GX II may disburse monies from the Trust Account only upon certain specific circumstances as described in the Prospectus. For and in consideration of GX II entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BTIG hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither BTIG nor its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including without limitation any distributions therefrom) for any matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, “Claims”). BTIG on behalf of itself and its affiliates hereby irrevocably waives any Claims that BTIG or its affiliates may have against the Trust Account (including without limitation any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with GX II or its affiliates or their respective agents or representatives and will not seek recourse against the Trust Account (including without limitation any distributions therefrom) for any reason whatsoever. BTIG agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by GX II and its affiliates to induce GX II to enter in this Agreement, and BTIG further intends and understands such waiver to be valid, binding and enforceable against BTIG and each of its affiliates under applicable law.

10. Notices

Any notice under this Agreement shall be deemed validly given if delivered orally and sent by a nationally-recognized and reputable overnight courier service, or by confirmed E-mail or confirmed facsimile, to:

If to BTIG: BTIG, LLC 65 E 55th Street New York, NY 10022 Attn: Gil Ottensoser_	If to CLIENT: GX Acquisition Corp. II 1325 Avenue of the Americas, 25th Floor New York, NY 10019 Attn: Jay Bloom
With a copy to: BTIG, LLC 600 Montgomery Street 6th Floor San Francisco, CA 94111 Attn: General Counsel or Chief Compliance Officer	With a copy to: Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Attn: Stu Neuhauser

It is further provided that any such notice shall be legally effective upon receipt of oral and written versions thereof by the intended recipient of such notice.

11. Marketing Materials; Advertisements

Client acknowledges and consents to BTIG’s use of Client’s name in marketing and promotional materials for BTIG, including, but not limited to, BTIG’s website.

12. Status of Parties

BTIG will be an independent contractor (rather than employee, agent or representative) of Client, and BTIG will not have the right, power or authority to enter into any contract or to create any obligation on behalf of Client or otherwise bind Client in any way. Nothing in this Agreement will create a partnership, joint venture, agency, association, syndicate, unincorporated business or any other similar relationship between the parties.

13. General

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and takes precedence over all prior agreements or understandings, whether oral or written, between BTIG and Client. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. This Agreement may not be amended or modified except in writing signed by each of the parties hereto. Neither party shall assign this Agreement without the prior written consent of the other party.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to its conflicts of laws principles).

If this Agreement correctly sets forth your understanding of the engagement between BTIG and Client, please sign and return to BTIG a copy of this Agreement. The Agreement as executed shall constitute a binding agreement between us as of the date set forth below the Client’s signature line.

Very truly yours,

BTIG, LLC

By:	/s/ Gil Ottensoser
Gil Ottensoser
Managing Director

ACCEPTED AND AGREED:

By:	GX Acquisition Corp II

By:	/s/ Jay Bloom
	Name:	Jay Bloom
	Title:	Co-Chairman and Co-Chief Executive Officer

Dated:

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